Exhibit 99.1
949 South Coast Drive, Third Floor
Costa Mesa, CA 92626

FOR IMMEDIATE RELEASE	Member FDIC

For more information contact	Equal Housing Lender
Curt Christianssen, Chief Financial Officer, 714-438-2500
Pacific Mercantile Bancorp Reports Fourth Quarter and Fiscal 2020 Operating Results
Fourth Quarter Summary
•Net income of $3.7 million, or $0.16 per fully diluted share
•Total new loan commitments of $69.9 million and total loan funding of $44.4 million
•Ongoing focus on reducing costs of deposits resulted in a decrease in interest expense over last quarter of $465 thousand, or 26.4%
•No provision for loan and lease losses for the quarter
•Noninterest income increased 33.5% and noninterest expense decreased 8.9% compared to the same quarter prior year
•Allowance for loan and lease losses as a percentage of total loans outstanding increased from the prior quarter to 1.43%, or 1.76% if the fully guaranteed Paycheck Protection Program ("PPP") loans are excluded, as compared to 1.37% and 1.75%, respectively, as of September 30, 2020

Fiscal 2020 Summary and Highlights
•Net income of $8.3 million or $0.35 per fully diluted share
•Interest expense decreased by $7.5 million, or 46.6%, from the prior year as a result of our ongoing efforts to reduce costs of deposits which resulted in an increase to net interest income of $2.4 million
•Noninterest income increased by $749 thousand, or 13.4%, for the year as a result of increases in deposit related fees, credit card fees and loan service fees
•Noninterest expense decreased by 3.5% due to the successful implementation of cost savings initiatives during the year
•Funded $281.0 million of PPP loans for almost 700 companies representing over 30,000 employees
•Total loans increased by $97.5 million, or 8.7% from December 31, 2019
•Noninterest-bearing deposits increased by $250.1 million, or 63.0% from December 31, 2019
•Borrowings decreased to $10.0 million from $30.0 million as of December 31, 2019, replaced with core deposit funding

COSTA MESA, Calif., January 25, 2021 (Globenewswire) - Pacific Mercantile Bancorp (Nasdaq: PMBC), the holding company of Pacific Mercantile Bank (the “Bank”), a wholly owned banking subsidiary, today reported its financial results for the three months and year ended December 31, 2020.
For the fourth quarter of 2020, the Company reported net income of $3.7 million, or $0.16 per fully diluted share. This compares to net income of $5.1 million, or $0.21 per fully diluted share, in the third quarter of 2020, and net income of $440 thousand, or $0.02 per fully diluted share, in the fourth quarter of 2019. The decrease in net income for the three months ended December 31, 2020, as compared to the three months ended September 30, 2020, is attributable to a decrease in interest income as a result of a decrease in the balance of our loan portfolio due to the forgiveness of PPP loans and paydowns on lines of credit, and an adjustment to the accretion of PPP income that resulted in a deferral of fee income to the first quarter of 2021. In addition, total noninterest income decreased primarily as a result of a decrease in gain on sale of SBA loans as compared to the prior quarter. The increase in net income, as compared to the three months ended December 31, 2019, is primarily attributable

Exhibit 99.1
to a decrease in interest expense of $2.4 million from the same quarter of the prior year, and no provision for loan and lease losses for the three months ended December 31, 2020, compared to a $3.8 million provision taken for the three months ended December 31, 2019. In addition, noninterest income increased 33.5%, while noninterest expense decreased 8.9% in the fourth quarter of 2020 when compared to the same quarter prior year as the result of modifications to our loan and deposit fee structure and the implementation of cost savings initiatives during the year.
Brad R. Dinsmore, President & CEO of Pacific Mercantile Bancorp, said, “Our strong fourth quarter operating results reflect the continuation of improved financial performance resulting from our efforts to lower our cost of deposits, reduce our cost structure, and improve our ability to attract new operating companies to the Bank. Over the second half of 2020, we added five proven Southern California commercial lenders, which increased our relationship management team by approximately one-third, and provided us with a greater ability to target new clients in areas where we historically haven’t had a significant presence, such as the Los Angeles market. While overall commercial loan demand remains relatively weak due to the ongoing pandemic, we are already seeing good results from our expanded commercial banking team with loan production, loan funding, and deposit inflows from new clients increasing significantly in the fourth quarter.
“We continue to closely monitor the performance of our borrowers as the pandemic continues. The early assessments we made regarding the degree of impact that clients would experience from the pandemic have proven to be accurate and the level of allowance we built has been appropriate. As a result of the prolonged impact of the pandemic, we recognized three larger commercial loans as impaired that had previously been graded as classified loans, and are now included in our nonperforming loans. While the impaired status change for these loans resulted in an increase in nonperforming loans, the reserves we built continue to be sufficient and we did not require any provision for this quarter. Aside from these three loans, the general migration trends in the portfolio were positive during the fourth quarter as most of our clients have been able to adapt well to the current environment.
“Despite the challenges presented by the pandemic, we had a very productive year in executing on our strategies to improve the performance of the Company. We eliminated $3 million in annual expenses, shifted more of our personnel towards business development roles, expanded and upgraded our commercial banking team while still keeping operating expenses below the prior year level, and increased our ability to generate non-interest income. In addition to executing on these initiatives, our team was able to assist our clients in the PPP and had top decile performance in PPP origination relative to our size. With our larger commercial banking team, we have improved our ability to grow our balance sheet with high quality loans and low-cost deposits, which we expect will drive increased operating leverage and higher earnings as economic conditions improve,” said Mr. Dinsmore.

Results of Operations
The following tables show a summary of our operating results for the dates and periods indicated. The discussion below highlights the key factors contributing to the changes shown in the following tables for the three months and year ended December 31, 2020, as compared to the three months ended September 30, 2020 and the three months and year ended December 31, 2019.

	Three Months Ended
	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019
	(Dollars in thousands)
Total interest income	$14,234	$16,016	$15,580	$14,769	$16,277
Total interest expense	1,297	1,762	2,262	3,296	3,734
Net interest income	12,937	14,254	13,318	11,473	12,543
Provision for loan and lease losses	—	—	2,850	6,200	3,750
Total noninterest income	1,827	2,245	1,171	1,095	1,369
Total noninterest expense	8,920	9,275	8,934	9,720	9,790
Income tax provision (benefit)	2,140	2,138	800	(991)	(68)
Net income (loss)	$3,704	$5,086	$1,905	$(2,361)	$440

	Year Ended December 31,
	2020	2019
	(Dollars in thousands)
Total interest income	$60,598	$65,677
Total interest expense	8,616	16,121
Net interest income	51,982	49,556
Provision for loan and lease losses	9,050	9,150
Total noninterest income	6,337	5,588
Total noninterest expense	36,846	38,179
Income tax provision	4,088	2,135
Net income	$8,335	$5,680

Net Interest Income
Q4 2020 vs Q3 2020. Net interest income decreased $1.3 million, or 9.2%, for the three months ended December 31, 2020 as compared to the three months ended September 30, 2020 primarily as a result of:
•A decrease in interest income of $1.8 million, or 11.1%, primarily attributable to the decrease in the balance of the loan portfolio and an adjustment to the accretion of PPP fee income that resulted in a deferral of income to the next quarter, decreasing the fee income for the three months ended December 31, 2020 as compared to the three months ended September 30, 2020; partially offset by
•A decrease in interest expense of $465 thousand, or 26.4%, primarily attributable to our ongoing focus on reducing costs of deposits by monitoring and lowering interest rates in response to the current interest rate environment and actively managing our deposit portfolio away from higher costing money market deposits and certificates of deposit and into noninterest bearing deposits.
Our net interest margin decreased to 3.31% for the three months ended December 31, 2020 as compared to 3.34% for the three months ended September 30, 2020, primarily as a result of the decrease in the balance of our loan portfolio due to the forgiveness of PPP loans and paydowns on lines of credit, and an adjustment to the accretion of PPP income that decreased fee income for the quarter. These factors were partially offset by a favorable change in our mix of deposits from higher costing money market and certificates of deposit to lower costing noninterest bearing deposits.

Q4 2020 vs Q4 2019. Net interest income increased $394 thousand, or 3.1%, for the three months ended December 31, 2020 as compared to the three months ended December 31, 2019 primarily as a result of:
•A decrease in interest expense of $2.4 million, or 65.3%, primarily attributable to our focus on reducing costs of deposits by monitoring and lowering interest rates in response to the current interest rate environment and actively managing our deposit portfolio away from higher costing money market deposits and certificates of deposit and into noninterest bearing deposits; partially offset by
•A decrease in interest income of $2.0 million, or 12.6%, primarily attributable to a decrease in interest earned on loans and short-term investments as a result of lower average yields in the declining interest rate environment during the three months ended December 31, 2020 as compared to the three months ended December 31, 2019, partially offset by increased income from our participation in PPP.

YTD 2020 vs YTD 2019. Net interest income increased $2.4 million, or 4.9%, for the year ended December 31, 2020 as compared to the year ended December 31, 2019, primarily as a result of:

•A decrease in interest expense of $7.5 million, or 46.6%, primarily attributable to our focus on reducing costs of deposits by monitoring and lowering interest rates in response to the current interest rate environment and actively managing our deposit portfolio away from higher costing money market deposits and certificates of deposit and into noninterest bearing deposits; partially offset by
•A decrease in interest income of $5.1 million, or 7.7%, primarily attributable to a decrease in interest earned on short-term investments as a result of lower average yields in the declining interest rate environment during the year ended December 31, 2020, partially offset by increased income from our participation in PPP.

Provision for Loan and Lease Losses
Q4 2020 vs Q3 2020. We recorded no provision for loan and lease losses during the three months ended December 31, 2020 and September 30, 2020 as the level of allowance built earlier in the year in anticipation of credits impacted by COVID-19 eventually migrating to nonperforming status continued to be sufficient to reflect the actual migration trends experienced in the portfolio. During the three months ended December 31, 2020, we had net charge-offs of $33 thousand compared to net charge-offs of $681 thousand for the three months ended September 30, 2020.

Q4 2020 vs Q4 2019. We recorded no provision for loan and lease losses during the three months ended December 31, 2020 as the level of allowance built earlier in the year in anticipation of credits impacted by COVID-19 eventually migrating to nonperforming status continued to be sufficient to reflect the actual migration trends experienced in the portfolio. We recorded a $3.8 million provision for loan and lease losses during the three months ended December 31, 2019 as a result of net charge-offs primarily related to one commercial loan relationship and an increase in classified and nonperforming loans during the quarter.
YTD 2020 vs YTD 2019. We recorded a $9.1 million provision for loan and lease losses during the year ended December 31, 2020 as a result of net charge-offs of $5.2 million, an increase in classified and nonperforming loans, and qualitative factor increases related to COVID-19. We recorded a $9.2 million provision for loan and lease losses during the year ended December 31, 2019 as a result of net charge-offs of $9.0 million, an increase in classified and nonperforming loans, and growth in our loan portfolio during the year.
Noninterest Income
Q4 2020 vs Q3 2020. Noninterest income decreased by $418 thousand, or 18.6%, for the three months ended December 31, 2020 as compared to the three months ended September 30, 2020, primarily resulting from swap fee income of $246 thousand in the third quarter that did not occur in the fourth quarter, and gain on sale of $535 thousand for the three months ended September 30, 2020 compared to $183 thousand for the three months ended December 31, 2020; partially offset by an increase in deposit related fees, credit card fees and loan service fees of $208 thousand, or 23.3% .
Q4 2020 vs Q4 2019. Noninterest income increased by $458 thousand, or 33.5%, for the three months ended December 31, 2020 as compared to the three months ended December 31, 2019, primarily as a result of an increase in deposit related fees, credit card fees and loan service fees.

YTD 2020 vs YTD 2019. Noninterest income increased $749 thousand, or 13.4%, for the year ended December 31, 2020 as compared to the year ended December 31, 2019, primarily as a result of:
•An increase of $1.4 million in deposit related fees, credit card fees and loan service fees during the year ended December 31, 2020 as compared to the year ended December 31, 2019; partially offset by
•Gain on sale of SBA loans of $1.0 million during the year ended December 31, 2019 as compared to gain on sale of $718 thousand during the year ended December 31, 2020.
Noninterest Expense
Q4 2020 vs Q3 2020. Noninterest expense decreased $355 thousand, or 3.8%, for the three months ended December 31, 2020 as compared to the three months ended September 30, 2020, primarily as a result of:
•A decrease of $181 thousand in FDIC insurance expense as the result of a decreased assessment rate based on a decrease in average asset size, and
•A decrease of $210 thousand in salaries and employee benefits primarily related to a decrease in the bonus accrual during the three months ended December 31, 2020, and
•A decrease of $59 thousand in equipment and depreciation related to hardware and software purchases in the prior quarter resulting from the efforts to deploy work-from-home capabilities for more of our employees; partially offset by
•An increase of $93 thousand in other noninterest expense primarily related to business development and other operating expenses.

Q4 2020 vs Q4 2019. Noninterest expense decreased $870 thousand, or 8.9%, for the three months ended December 31, 2020 as compared to the three months ended December 31, 2019, as cost savings initiatives were implemented during the year with the following results:
•A decrease of $820 thousand in salaries and employee benefits primarily related to the staffing changes made at the bank during the second quarter of 2020; and
•A decrease of $179 thousand in our professional fees primarily related to higher legal and consulting fees during the fourth quarter of 2019 compared to the same quarter of 2020 resulting from the cost reduction initiatives executed during the first quarter of 2020; partially offset by
•An increase of $91 thousand in FDIC expenses based on an increased average asset size that resulted from our participation in PPP versus receiving a rebate from the FDIC during the fourth quarter of 2019; and
•An increase of $20 thousand in equipment and depreciation related to hardware and software purchases resulting from the efforts to deploy work-from-home capabilities for more of our employees.

YTD 2020 vs YTD 2019. Noninterest expense decreased $1.3 million, or 3.5%, for the year ended December 31, 2020 as compared to the year ended December 31, 2019, as $3.0 million in run rate cost savings initiatives were implemented during the year with the following results:
•A decrease of $1.0 million in our professional fees primarily related to higher legal and consulting fees during 2019; and
•A decrease of $982 thousand in salaries and employee benefits primarily related to the staffing changes made at the bank during the second quarter of 2020; partially offset by
•An increase of $527 thousand in FDIC expenses based on an increased average asset size that resulted from our participation in PPP versus receiving a rebate from the FDIC during the prior year; and
•An increase of $140 thousand in equipment and depreciation related to hardware and software purchases resulting from the efforts to deploy work-from-home capabilities for more of our employees.

Income tax provision
For the three months and year ended December 31, 2020, we had an income tax expense of $2.1 million and $4.1 million, respectively. The income tax expense during the three months and year ended December 31, 2020 is a result of our operating income and an adjustment to our deferred tax asset during the fourth quarter to true up stock based compensation. Accounting rules specify that management must evaluate the deferred tax asset on a recurring basis to determine whether enough positive evidence exists to determine whether it is more-likely-than-not that the deferred tax asset will be available to offset or reduce future taxes. The tax code allows net operating losses incurred prior to December 31, 2017 to be carried forward for 20 years from the date of the loss, and based on its evaluation, management believes that the Company will be able to realize the deferred tax asset within the period that our net operating losses may be carried forward. Due to the hierarchy of evidence that the accounting rules specify, management determined that there continued to be enough positive evidence to support no valuation allowance on our deferred tax asset at December 31, 2020.
For the three months and year ended December 31, 2019, we had an income tax benefit of $68 thousand as a result of an adjustment to true up stock based compensation, and income tax expense of $2.1 million as a result of our operating income, respectively. Due to the hierarchy of evidence that the accounting rules specify, management determined that there continued to be enough positive evidence to support no valuation allowance on our deferred tax asset at December 31, 2019.

Balance Sheet Information
Loans
As indicated in the table below, at December 31, 2020, gross loans totaled approximately $1.22 billion, which represented a decrease of $55.1 million, or 4.3%, compared to gross loans outstanding at September 30, 2020. The following table sets forth the composition, by loan category, of our loan portfolio at December 31, 2020, September 30, 2020, and December 31, 2019.

	December 31, 2020		September 30, 2020		December 31, 2019
	Amount	Percent of Total Loans	Amount	Percent of Total Loans	Amount	Percent of Total Loans
	(Dollars in thousands)
Commercial loans	$567,155	46.4%	$614,737	48.1%	$409,420	36.2%
Commercial real estate loans - owner occupied	197,336	16.1%	195,586	15.3%	219,483	19.5%
Commercial real estate loans - all other	194,893	15.9%	199,911	15.6%	208,283	18.5%
Residential mortgage loans - multi-family	159,182	13.0%	161,947	12.7%	176,523	15.7%
Residential mortgage loans - single family	12,766	1.0%	13,764	1.1%	18,782	1.7%
Construction and land development loans	11,766	1.0%	9,300	0.7%	2,981	0.3%
Consumer loans	80,759	6.6%	83,736	6.5%	90,867	8.1%
Gross loans	$1,223,857	100.0%	$1,278,981	100.0%	$1,126,339	100.0%

The decrease of $55.1 million in gross loans during the fourth quarter of 2020 was primarily a result of forgiveness of PPP loans by the SBA, and loan payoffs and paydowns on lines of credit. Excluding the PPP, we funded total new organic loans of $44.4 million and purchased $20.4 million of commercial and commercial real estate loans, offset by loan payoffs of $67.8 million and charge offs of $915 thousand. The charge off is primarily one commercial loan relationship that had been previously identified as classified, for which we have recovered $819 thousand due to our collection efforts. During the three months ended December 31, 2020, $51.3 million of PPP loans were forgiven by the SBA.
During the fourth quarter of 2020, we secured new client relationships with commercial loan commitments of $53.1 million, of which $23.0 million were funded at December 31, 2020. Our total commercial loan commitments decreased to $893.8 million at December 31, 2020 from $933.4 million at September 30, 2020, and the utilization rate of commercial loan commitments decreased to 63.5% at December 31, 2020 from 66.1% at September 30, 2020. Excluding PPP loans, total commitments increased to $664.0 million at December 31, 2020 from $652.5 million at September 30, 2020, and the utilization rate of commercial loan commitments decreased to 50.8% from 51.5% at September 30, 2020.

Deposits

	December 31, 2020	September 30, 2020	December 31, 2019
Type of Deposit	(Dollars in thousands)
Noninterest-bearing checking accounts	$647,115	$661,462	$397,000
Interest-bearing checking accounts	129,834	139,425	108,941
Money market and savings deposits	392,690	378,940	416,751
Certificates of deposit	213,708	227,723	276,878
Totals	$1,383,347	$1,407,550	$1,199,570

The decrease in total deposits of $24.2 million, or 1.7%, during the three months ended December 31, 2020 from September 30, 2020 is attributable to a decrease in noninterest-bearing and interest-bearing checking accounts and certificates of deposit. Noninterest-bearing checking accounts decreased by $14.3 million, or 2.2%, interest-bearing checking accounts decreased by $9.6 million, or 6.9%, and certificates of deposit decreased by $14.0 million, or 6.2%, partially offset by an increase to money market and savings accounts of $13.8 million, or 3.6%. Lower priced core deposits increased to 84.6% of total deposits, while higher priced certificates of deposits decreased to 15.4% of total deposits at December 31, 2020, as compared to 83.8% and 16.2%, respectively at September 30, 2020.

Asset Quality
Nonperforming Assets

	2020				2019
	December 31	September 30	June 30	March 31	December 31
	(Dollars in thousands)
Total nonperforming loans	$39,916	$16,780	$24,681	$20,021	$15,682
Other nonperforming assets	231	150	663	392	164
Total nonperforming assets	$40,147	$16,930	$25,344	$20,413	$15,846
30-89 day past due loans	$8,992	$25,616	$7,175	$22,437	$2,779
90-day past due loans	$11,507	$9,893	$12,412	$3,765	$533
Total classified assets	$90,502	$84,616	$83,104	$44,825	$37,192
Allowance for loan and lease losses	$17,452	$17,485	$18,166	$17,520	$13,611
Allowance for loan and lease losses /gross loans	1.43%	1.37%	1.33%	1.53%	1.21%
Allowance for loan and lease losses /total assets	1.10%	1.08%	1.08%	1.09%	0.96%
Ratio of allowance for loan and lease losses to nonperforming loans	43.72%	104.20%	73.60%	87.51%	86.79%
Ratio of nonperforming assets to total assets	2.53%	1.04%	1.50%	1.28%	1.12%
Net quarterly charge-offs to gross loans (annualized)	0.01%	0.21%	0.65%	0.81%	0.78%

December 31, 2020 vs September 30, 2020. Nonperforming assets at December 31, 2020 increased by $23.2 million from September 30, 2020 primarily as a result of an increase in nonperforming loans. The increase in our nonperforming loans during the three months ended December 31, 2020 resulted from the addition of $25.9 million of commercial and consumer loans, partially offset by principal payments of $1.7 million and charge-offs of $915 thousand. As a result of the prolonged impact of the pandemic, we recognized three larger commercial loans as impaired that had previously been graded as classified loans, which represents the majority of the increase in our nonperforming loans. As a result of this increase in nonperforming loans, the ratio of nonperforming assets to total assets increased from 1.04% at September 30, 2020 to 2.53% at December 31, 2020, and the ratio of allowance for loan and lease losses to nonperforming loans decreased to 43.7% at December 31, 2020, from 104.2% at September 30, 2020. Our past due loans do not include loans that have had their payments deferred as a result of assistance being provided under the CARES Act to our borrowers impacted by COVID-19. As of December 31, 2020, we had 16 loans with an outstanding balance of $20.4 million that were under a payment deferral, which is a decrease from 24 loans with an outstanding balance of $31.9 million that were under a payment deferral as of September 30, 2020.
Our classified assets increased by $5.9 million from $84.6 million at September 30, 2020 to $90.5 million at December 31, 2020. The increase this quarter is primarily related to additions of $15.7 million during the three months ended December 31, 2020, partially offset by principal payments of $2.4 million, charge-offs of $915 thousand, and upgraded notes of $6.4 million during the same period. The additions to classified loans during the three months ended December 31, 2020 represented the migration of loans to classified rating from loans that were previously rated as Special Mention, or "Watch" within the Pass category in the previous quarter.
December 31, 2020 vs December 31, 2019. Nonperforming assets at December 31, 2020 increased by $24.3 million from December 31, 2019 primarily as a result of an increase in nonperforming loans to $39.9 million in the current year from $15.7 million the prior year. As a result of this increase to nonperforming loans, the ratio of nonperforming assets to total assets increased from 1.12% at December 31, 2019 to 2.53% at December 31, 2020.
Our classified assets increased by $53.3 million to $90.5 million at December 31, 2020 from $37.2 million at December 31, 2019. The additions to classified loans represented the migration of loans to classified rating from loans that were previously rated as Special Mention, or "Watch" within our Pass category in the same quarter of the prior year.

Allowance for loan and lease losses

	2020				2019
	December 31	September 30	June 30	March 31	December 31
	(Dollars in thousands)
Balance at beginning of quarter	$17,485	$18,166	$17,520	$13,611	$12,086
Charge offs	(915)	(840)	(2,249)	(2,314)	(2,608)
Recoveries	882	159	45	23	383
Provision	—	—	2,850	6,200	3,750
Balance at end of quarter	$17,452	$17,485	$18,166	$17,520	$13,611
At December 31, 2020, the allowance for loan and lease losses (“ALLL”) totaled $17.5 million, which was approximately $33 thousand less than at September 30, 2020 and $3.8 million more than at December 31, 2019. The ALLL activity during the three months ended December 31, 2020 included net charge-offs of $33 thousand. There was no provision for loan and lease losses during the three months ended December 31, 2020, as reserves allocated to the general loan pool in earlier quarters were shifted to specific reserves related to three loans that were recognized as impaired and moved to nonperforming status during the quarter that had previously graded as classified, and the resulting ALLL was determined to be sufficient. The ratio of the ALLL-to-total loans outstanding as of December 31, 2020 was 1.43%, or 1.76% if the outstanding balance of PPP loans are excluded from total loans (as PPP loans are fully guaranteed and do not carry any allowance), as compared to 1.37% and 1.75%, respectively, as of September 30, 2020, and 1.21% as of December 31, 2019. The ratio of the ALLL-to-total loans outstanding increased from the prior year primarily due to the origination of $281.0 million in PPP loans that are 100% guaranteed by the SBA, which had the effect of reducing this ratio by 33 basis points and 38 basis points, respectively, for the three months ended December 31, 2020 and September 30, 2020.

Capital Resources
At December 31, 2020, the Bank had total regulatory capital of $183.2 million. The ratio of the Bank’s total capital-to-risk weighted assets, which is a principal federal bank regulatory measure of the financial strength of banking institutions, was 15.9% which exceeds the minimum for a bank to be classified under federal bank regulatory guidelines as a “well-capitalized” banking institution, which is the highest of the capital standards established by federal banking regulatory authorities.
The following table sets forth the regulatory capital and capital ratios of the Bank at December 31, 2020, as compared to the regulatory requirements that must be met for a banking institution to be rated as a well-capitalized institution.

	Actual At December 31, 2020		Federal Regulatory Requirement to be Rated Well-Capitalized
	Amount	Ratio	Amount	Ratio
	(Dollars in thousands)

Total Capital to Risk Weighted Assets	$183,151	15.9%	$115,403	At least 10.0

Common Equity Tier 1 Capital to Risk Weighted Assets	$168,684	14.6%	$75,012	At least 6.5

Tier 1 Capital to Risk Weighted Assets	$168,684	14.6%	$92,322	At least 8.0

Tier 1 Capital to Average Assets	$168,684	10.7%	$79,341	At least 5.0

About Pacific Mercantile Bancorp
Pacific Mercantile Bancorp (Nasdaq: PMBC) is the parent holding company of Pacific Mercantile Bank, which opened for business March 1, 1999. The Bank, which is an FDIC insured, California state-chartered bank and a member of the Federal Reserve System, provides a wide range of commercial banking services to businesses, business professionals and individual clients. The Bank is headquartered in Orange County and operates a total of seven offices in Southern California, located in Orange, Los Angeles, San Diego, and San Bernardino counties. The Bank offers tailored flexible solutions for its clients including an array of loan and deposit products, sophisticated cash management services, and comprehensive online banking services accessible at www.pmbank.com.

Forward-Looking Information
This news release contains statements regarding our expectations, beliefs and views about our future financial performance and our business, trends and expectations regarding the markets in which we operate, and our future plans, including the credit exposure of certain loan products and other components of our business that could be impacted by the COVID-19 pandemic. Those statements, which include the quotation from management, constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, can be identified by the fact that they do not relate strictly to historical or current facts. Often, they include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “project,” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may”. Forward-looking statements are based on current information available to us and our assumptions about future events over which we do not have control. Moreover, our business and our markets are subject to a number of risks and uncertainties which could cause our actual financial performance in the future, and the future performance of our markets (which can affect both our financial performance and the market prices of our shares), to differ, possibly materially, from our expectations as set forth in the forward-looking statements contained in this news release.
In addition to the risk of incurring loan losses, which is an inherent risk of the banking business, these risks and uncertainties include, but are not limited to, the following: deteriorating economic conditions and macroeconomic factors such as unemployment rates and the volume of bankruptcies, as well as changes in monetary, fiscal or tax policy to address the impact of COVID-19, any of which could cause us to incur additional loan losses and adversely affect our results of operations in the future; the risk that the credit quality of our borrowers declines; potential declines in the value of the collateral for secured loans; the risk that steps we have taken to strengthen our overall credit administration are not effective; the risk that our interest margins and, therefore, our net interest income will be adversely affected by changes in prevailing interest rates; the risk that we will not succeed in further reducing our remaining nonperforming assets, in which event we would face the prospect of further loan charge-offs and write-downs of other real estate owned and would continue to incur expenses associated with the management and disposition of those assets; the risk that we will not be able to manage our interest rate risks effectively, in which event our operating results could be harmed; the prospect that government regulation of banking and other financial services organizations will increase, causing our costs of doing business to increase and restricting our ability to take advantage of business and growth opportunities; the risk that our efforts to develop a robust commercial banking platform may not succeed; and the risk that we may be unable to realize our expected level of increasing deposit inflows. Many of the foregoing risks and uncertainties are, and will be, exacerbated by the COVID-19 pandemic and any worsening of the global business and economic environment as a result. Readers of this news release are encouraged to review the additional information regarding these and other risks and uncertainties to which our business is subject that are contained in our Annual Report on Form 10-K for the year ended December 31, 2019, and our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2020, June 30, 2020, and September 30, 2020, each of which is on file with the Securities and Exchange Commission (the “SEC”).

Additional information will be set forth in our Annual Report on Form 10-K for the year ended December 31, 2020, which we expect to file with the SEC during the first quarter of 2021, and readers of this release are urged to review the additional information that will be contained in that report.
Due to these and other risks and uncertainties to which our business is subject, you are cautioned not to place undue reliance on the forward-looking statements contained in this news release, which speak only as of its date, or to make predictions about our future financial performance based solely on our historical financial performance. We disclaim any obligation to update or revise any of the forward-looking statements as a result of new information, future events or otherwise, except as may be required by law.

CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars and numbers of shares in thousands, except per share data)
(Unaudited)

	Three Months Ended					Twelve Months Ended
	December 31, 2020	September 30, 2020	December 31, 2019	Dec '20 vs Sept '20 % Change	Dec '20 vs Dec '19 % Change	December 31, 2020	December 31, 2019	% Change
Total interest income	$14,234	$16,016	$16,277	(11.1)%	(12.6)%	$60,598	$65,677	(7.7)%
Total interest expense	1,297	1,762	3,734	(26.4)%	(65.3)%	8,616	16,121	(46.6)%
Net interest income	12,937	14,254	12,543	(9.2)%	3.1%	51,982	49,556	4.9%
Provision for loan and lease losses	—	—	3,750	—%	(100.0)%	9,050	9,150	(1.1)%
Net interest income after provision for loan and lease losses	12,937	14,254	8,793	(9.2)%	47.1%	42,932	40,406	6.3%
Noninterest income:
Service fees on deposits and other banking services	1,099	891	479	23.3%	129.4%	3,137	1,782	76.0%
Net gain on sale of small business administration loans	183	535	163	—%	12.3%	718	1,029	(30.2)%
Net loss on sale of other assets	(30)	(70)	—	(57.1)%	100.0%	(147)	(42)	250.0%
Other noninterest income	575	889	727	(35.3)%	(20.9)%	2,629	2,819	(6.7)%
Total noninterest income	1,827	2,245	1,369	(18.6)%	33.5%	6,337	5,588	13.4%
Noninterest expense:
Salaries and employee benefits	5,344	5,554	6,164	(3.8)%	(13.3)%	22,429	23,411	(4.2)%
Occupancy and equipment	1,171	1,232	1,123	(5.0)%	4.3%	4,701	4,437	5.9%
Professional fees	699	695	878	0.6%	(20.4)%	2,956	3,982	(25.8)%
OREO expenses, net	—	—	—	—%	—%	—	69	(100.0)%
FDIC expense	185	366	94	(49.5)%	96.8%	954	427	123.4%
Other noninterest expense	1,521	1,428	1,531	6.5%	(0.7)%	5,806	5,853	(0.8)%
Total noninterest expense	8,920	9,275	9,790	(3.8)%	(8.9)%	36,846	38,179	(3.5)%
Income before income taxes	5,844	7,224	372	(19.1)%	1,471.0%	12,423	7,815	59.0%
Income tax expense	2,140	2,138	(68)	0.1%	(3,247.1)%	4,088	2,135	91.5%
Net income from continuing operations	3,704	5,086	440	(27.2)%	741.8%	8,335	5,680	46.7%
Net income	$3,704	$5,086	$440	(27.2)%	741.8%	$8,335	$5,680	46.7%
Net income allocable to common shareholders	$3,704	$5,086	$440	(27.2)%	741.8%	$8,335	$5,680	46.7%
Basic income per common share:
Net income available to common shareholders	$0.16	$0.21	$0.02	(23.8)%	700.0%	$0.35	$0.24	45.8%
Diluted income per common share:
Net income available to common shareholders	$0.16	$0.21	$0.02	(23.8)%	700.0%	$0.35	$0.24	45.8%
Weighted average number of common shares outstanding:
Basic	23,535	23,516	23,549	0.1%	(0.1)%	23,507	22,811	3.1%
Diluted	23,728	23,720	23,714	—%	0.1%	23,716	23,632	0.4%
Ratios from continuing operations(1):
Return on average assets	0.93%	1.16%	0.12%			0.51%	0.40%
Return on average equity	9.34%	13.24%	1.16%			5.45%	3.87%
Efficiency ratio	60.42%	56.22%	70.37%			63.18%	69.24%

____________________
(1)    Ratios for the three months ended December 31, 2020, September 30, 2020 and December 31, 2019 have been annualized.

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(Dollars in thousands, except share and book value data)
(Unaudited)

ASSETS	December 31, 2020	December 31, 2019	Increase/ (Decrease)

Cash and due from banks	$12,024	$17,409	(30.9)%
Interest bearing deposits with financial institutions(1)	274,245	202,729	35.3%
Interest bearing time deposits	1,597	2,420	(34.0)%
Investment securities (including stock)	50,093	36,254	38.2%
Loans (net of allowances of $17,452 and $13,611, respectively)	1,209,587	1,117,511	8.2%
Net deferred tax assets	8,502	8,434	0.8%
Intangible assets	389	266	46.2%
Other assets	31,153	31,131	0.1%
Total assets	$1,587,590	$1,416,154	12.1%
LIABILITIES AND SHAREHOLDERS’ EQUITY
Noninterest bearing deposits	$647,115	$397,000	63.0%
Interest bearing deposits
Interest checking	129,834	108,941	19.2%
Savings/money market	392,690	416,751	(5.8)%
Certificates of deposit	213,708	276,878	(22.8)%
Total interest bearing deposits	736,232	802,570	(8.3)%
Total deposits	1,383,347	1,199,570	15.3%
Other borrowings	10,000	30,000	(66.7)%
Other liabilities	17,967	20,009	(10.2)%
Junior subordinated debentures	17,527	17,527	—%
Total liabilities	1,428,841	1,267,106	12.8%
Shareholders’ equity	158,749	149,048	6.5%
Total Liabilities and Shareholders’ Equity	$1,587,590	$1,416,154	12.1%
Book value per share	$6.71	$6.32	6.2%
Shares outstanding, common	23,658,415	23,573,529	0.4%
____________________
(1)    Interest bearing deposits held in the Bank’s account maintained at the Federal Reserve Bank.

CONSOLIDATED AVERAGE BALANCES AND YIELD DATA
(Dollars in thousands)
(Unaudited)

	Three Months Ended
	December 31, 2020			September 30, 2020			December 31, 2019
	Average Balance	Interest Earned/ Paid	Average Yield/ Rate	Average Balance	Interest Earned/ Paid	Average Yield/ Rate	Average Balance	Interest Earned/ Paid	Average Yield/ Rate
Interest earning assets
Short-term investments(1)	252,931	$65	0.10%	$349,716	$94	0.11%	$198,349	$825	1.65%
Securities available for sale and stock(2)	40,162	247	2.45%	34,852	222	2.53%	35,733	257	2.85%
Loans(3)	1,260,393	13,922	4.39%	1,312,502	15,700	4.76%	1,158,852	15,196	5.20%
Total interest-earning assets	1,553,486	14,234	3.65%	1,697,070	16,016	3.75%	1,392,934	16,278	4.64%
Noninterest-earning assets
Cash and due from banks	16,521			19,058			16,667
All other assets	22,451			23,443			25,586
Total assets	$1,592,458			$1,739,571			$1,435,187
Interest-bearing liabilities:
Interest-bearing checking accounts	$137,162	31	0.09%	$110,934	28	0.10%	$121,012	141	0.46%
Money market and savings accounts	380,681	218	0.23%	417,123	357	0.34%	404,608	1,511	1.48%
Certificates of deposit	220,007	837	1.51%	239,219	1,131	1.88%	269,722	1,626	2.39%
Other borrowings	23,056	86	1.48%	73,419	115	0.62%	48,261	249	2.05%
Junior subordinated debentures	17,527	125	2.84%	17,527	131	2.97%	17,527	208	4.71%
Total interest bearing liabilities	778,433	1,297	0.66%	858,222	1,762	0.82%	861,130	3,735	1.72%
Noninterest bearing liabilities
Demand deposits	637,940			709,391			404,411
Accrued expenses and other liabilities	18,299			19,123			19,606
Shareholders' equity	157,786			152,835			150,040
Total liabilities and shareholders' equity	$1,592,458			$1,739,571			$1,435,187
Net interest income		$12,937			$14,254			$12,543
Net interest income/spread			2.99%			2.93%			2.92%
Net interest margin			3.31%			3.34%			3.57%

(1)Short-term investments consist of federal funds sold and interest bearing deposits that we maintain at other financial institutions.
(2)Stock consists of FHLB stock and Federal Reserve Bank of San Francisco stock.
(3)Loans include the average balance of nonaccrual loans.

CONSOLIDATED AVERAGE BALANCES AND YIELD DATA
(Dollars in thousands)
(Unaudited)

	Year Ended
	December 31, 2020			December 31, 2019
	Average Balance	Interest Earned/ Paid	Average Yield/ Rate	Average Balance	Interest Earned/ Paid	Average Yield/ Rate
Interest earning assets
Short-term investments(1)	$286,400	$959	0.33%	$239,268	$5,264	2.20%
Securities available for sale and stock(2)	36,470	939	2.57%	36,716	1,065	2.90%
Loans(3)	1,255,461	58,700	4.68%	1,100,082	59,348	5.39%
Total interest-earning assets	1,578,331	60,598	3.84%	1,376,066	65,677	4.77%
Noninterest-earning assets
Cash and due from banks	17,247			15,975
All other assets	24,762			26,528
Total assets	1,620,340			1,418,569
Interest-bearing liabilities:
Interest-bearing checking accounts	$113,711	$172	0.15%	$109,234	$645	0.59%
Money market and savings accounts	416,953	2,439	0.58%	438,814	7,635	1.74%
Certificates of deposit	248,801	4,918	1.98%	265,859	6,002	2.26%
Other borrowings	62,948	464	0.74%	39,315	947	2.41%
Junior subordinated debentures	17,527	623	3.55%	17,527	892	5.09%
Total interest bearing liabilities	859,940	8,616	1.00%	870,749	16,121	1.85%
Noninterest bearing liabilities
Demand deposits	588,557			382,198
Accrued expenses and other liabilities	18,944			19,032
Shareholders' equity	152,899			146,590
Total liabilities and shareholders' equity	1,620,340			1,418,569
Net interest income		$51,982			$49,556
Net interest income/spread			2.84%			2.92%
Net interest margin			3.29%			3.60%

(1)Short-term investments consist of federal funds sold and interest bearing deposits that we maintain at other financial institutions.
(2)Stock consists of FHLB stock and Federal Reserve Bank of San Francisco stock.
(3)Loans include the average balance of nonaccrual loans.